EXHIBIT 99.1

ECHOSTAR REPORTS SECOND QUARTER 2003 FINANCIAL RESULTS

EchoStar’s DISH Network Adds 270,000 Net New Subscribers

LITTLETON, Colo., Aug. 13, 2003 — EchoStar Communications Corporation (NASDAQ: DISH) today reported that its DISH Network™ satellite television service added approximately 270,000 net new subscribers during the second quarter of 2003. DISH Network had approximately 8.8 million subscribers as of June 30, 2003.

     For the quarter ended June 30, 2003, EchoStar reported total revenue of $1.41 billion, a 21 percent increase compared to $1.17 billion for the corresponding period in 2002.

     Net income totaled $129 million for the quarter ended June 30, 2003, compared to net income of $37 million during the corresponding period in 2002. Basic earnings per share were $0.27 for the quarter ended June 30, 2003, compared to basic earnings per share of $0.08 during the corresponding period in 2002. Net income for the quarter ended June 30, 2003, includes the benefit of a reduction in subscriber acquisition costs of approximately $34.4 million, primarily related to the receipt of a reimbursement payment for previously sold set-top box equipment pursuant to a litigation settlement. Net income for the same period in 2002 included the benefits of non-recurring favorable legal resolutions totaling approximately $10 million and an adjustment of approximately $17 million primarily to reduce accrued royalty expenses.

     Free cash flow totaled $151 million for the quarter ended June 30, 2003, an improvement of $118 million compared to $33 million for the corresponding period in 2002. Free cash flow for the quarter ended June 30, 2003, includes, among other things, the positive impact of the litigation settlement described above and the negative impact of a $50 million deposit paid to SES Americom for the use of a satellite that is expected to launch during 2004.

     Free cash flow is defined as “net cash flows from operating activities” less “purchases of property and equipment.” EchoStar believes free cash flow is an important metric because it measures, during a given period, the amount of cash generated that is available for debt obligations and investments other than purchases of property and equipment. It is important to note that free cash flow is a supplemental non-GAAP liquidity measure that can vary significantly from period to period depending upon, among other things, changes in operating assets and liabilities, subscriber growth, subscriber revenue, subscriber churn, operating efficiencies, increases or decreases in purchases of property and equipment and other factors.

     The following table reconciles free cash flow to net cash flows from operating activities, the most directly comparable measure presented in accordance with GAAP:

	Quarter ended June 30,

	2002	2003

Net cash flows from operating activities	$175,023	$248,253
Less purchases of property and equipment	(141,675)	(97,644)

Free cash flow	$33,348	$150,609

     Detailed financial data and other information are available in the Echostar Communications Corp. Form 10-Q for the quarterly period ended June 30, 2003, filed with the Securities and Exchange Commission.

Statement under the Private Securities Litigation Reform Act of 1995: All statements contained herein, as well as statements made in press releases and oral statements that may be made by us or by officers, directors or employees acting on our behalf, that are not statements of historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Among the factors that could cause our actual results to differ materially are the following: a total or partial loss of one or more satellites due to operational failures, space debris or otherwise; unsuccessful deployment of future satellites; inability to settle outstanding claims with insurers; a decrease in sales of digital equipment and related services to international direct-to-home service providers; a decrease in DISH Network subscriber growth; an increase in subscriber turnover; an increase in subscriber acquisition costs; inability to obtain certain retransmission consents; our inability to retain necessary authorizations from the FCC; an inability to obtain patent licenses from holders of intellectual property or redesign our products to avoid patent infringement; an increase in competition from cable as a result of advanced digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; future acquisitions, business combinations, strategic partnerships and divestitures; the introduction of new technologies and competitors into the subscription television business; a change in the regulations governing the subscription television service industry; the outcome of any litigation in which we may be involved; general business and economic conditions; and other risk factors described from time to time in our reports and statements filed with the Securities and Exchange Commission. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements that include the terms “believes,” “belief,” “expects,” “plans,” “anticipates,” “intends” or the like to be uncertain and forward-looking. All cautionary statements made herein should be read as being applicable to all forward-looking statements wherever they appear. In this connection, investors should consider the risks described herein and should not place undue reliance on any forward-looking statements.

EchoStar Communications Corporation (NASDAQ: DISH) and its DISH Network provide satellite television entertainment services to 8.8 million U.S. customers. DISH Network provides advanced digital satellite television services to the home, including hundreds of video, audio and data channels, digital video recording, HDTV, international programming, professional installation and 24-hour customer service. EchoStar is included in the Nasdaq-100 Index (NDX) and is a Fortune 500 company. Visit EchoStar’s DISH Network at www.dishnetwork.com or call 1-800-333-DISH (3474).

For more information about EchoStar, visit the investor relations section of our website at www.echostar.com.

CONTACT:

Jason Kiser, Investor Relations, 303-723-2210, jason.kiser@echostar.com
Marc Lumpkin, Corporate Communications, 303-723-2020, marc.lumpkin@echostar.com
Steve Caulk, Media Relations, 303-723-2010, steve.caulk@echostar.com

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